EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES THIRD QUARTER

FISCAL 2005 OPERATING RESULTS

Revenues, Earnings and Backlog Increase to Record High

BEDFORD, Mass., (July 27, 2005) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced its results for the quarter and nine months ended June 25, 2005.

Highlights of the quarter include:

•	Record revenues of $74 million.

•	Record earnings of $8.2 million.

•	Record backlog of $93 million.

•	Record 64 Selenia full field digital mammography systems recognized as revenue.

Third quarter fiscal 2005 revenues totaled $74,053,000, a 25% increase when compared to revenues of $59,225,000 in the third quarter of fiscal 2004. For the third quarter of fiscal 2005, Hologic reported net income of $8,158,000, or $0.36 per diluted share, compared with net income of $3,325,000, or $0.15 per diluted share, in the third quarter of fiscal 2004. The improvement in quarterly earnings primarily reflects the increase in revenues in the mammography segment as product sales of Selenia digital mammography systems, MultiCare breast biopsy tables and analog mammography systems all increased in the current quarter as compared to the third quarter of fiscal 2004.

In the current quarter, Hologic’s effective tax rate increased to 20% of pre-tax earnings. This rate is higher than the 15% effective tax rate for the first six months of fiscal 2005 and is higher than previously expected due to the Company’s continuing improved performance and resulting increase in the Company’s earnings expectations for the current fiscal year. The Company’s current effective tax rate for the full 2005 fiscal year is approximately 17%.

For the nine months ended June 25, 2005, revenues increased 27%, to $209,466,000 compared to revenues of $164,756,000 in the nine months ended June 26, 2004. For the nine months ended June 25, 2005, Hologic recognized net income of $18,780,000, or $0.84 per diluted share, compared with net income of $6,954,000, or $0.33 per diluted share, for the comparable nine-month period in fiscal 2004.

During the third quarter of fiscal 2005, Hologic recognized as revenue 64 Selenia full-field digital mammography systems. At June 25, 2005, the Company’s backlog for orders of Selenia was 155 systems and total backlog for all products increased to over $93 million, the highest quarterly backlog in the Company’s history and a 9% increase over the backlog at March 26, 2005.

“During the quarter we recorded our sixth consecutive quarter of revenue growth demonstrating continued execution”, said Jack W. Cumming, Chairman and Chief Executive Officer. “Once again, our sales growth this quarter was highlighted by the continued strong demand for Selenia, our full field digital mammography system. We believe we are continuing to gain market share in the industries we serve primarily due to our technology leadership. This growth is a testament to the strength of our products and our sales execution and we believe additional opportunities exist as our brand awareness grows. We are looking forward to continued success in the final quarter of this fiscal year and into next year.”

Third quarter financial overview by segment:

•	Mammography revenues increased 38% to $42,347,000 for the third quarter of fiscal 2005 from $30,611,000 for the same period in fiscal 2004. This increase was primarily due to continued increasing sales of Selenia in the domestic market and, to a lesser extent, an increase in sales of the MultiCare breast biopsy tables and analog mammography systems. Operating income for this business segment in the third quarter of fiscal 2005 increased to $6,395,000 compared to operating income of $3,001,000 in the third quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to the significant increase in revenues and the higher gross margins on increasing product sales of Selenia.

•	Osteoporosis assessment revenues increased 9% to $19,183,000 for the third quarter of fiscal 2005 from $17,614,000 for the same period in fiscal 2004. This increase was primarily due to an increase in the number of bone densitometry systems sold and an increase in service revenue. Operating income for this business segment in the third quarter of fiscal 2005 increased to $3,116,000 compared to operating income of $1,961,000 in the third quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to the increase in revenues.

•	Digital detector revenues increased 43% to $6,699,000 for the third quarter of fiscal 2005 from $4,683,000 for the same period in fiscal 2004. This increase was primarily due to a significant increase in the number of mammography digital detectors sold. Operating loss for this business segment in the third quarter of fiscal 2005 increased to $1,357,000 from $1,073,000 in the third quarter of fiscal 2004. This increase in operating loss in the current quarter was primarily due to the increase in research and development and general and administrative expenses, which were only partially offset from the increased margin from the higher sales volume.

•	All other revenues which includes the Company’s mini C-arm, conventional general radiography service and digital general radiography systems businesses decreased 8% to $5,824,000 for the third quarter of fiscal 2005 from $6,317,000 for the same period in fiscal 2004. The decrease in revenues was primarily due to the shipment of fewer digital general radiography systems as this business is currently being phased out, which was partially offset by an increase in sales of mini C-arm systems. Operating income for this business segment in the third quarter of fiscal 2005 increased to $1,297,000 from a loss of $462,000 in the third quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to the increased margin from the higher mini C-arm sales volume, improved margin on higher service volume for digital radiography systems and the elimination of unprofitable digital general radiography sales.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss third quarter fiscal 2005 operating results. Interested participants may listen to the call by dialing 800-946-0783 or 719-457-2658 for international callers and referencing code 8944515 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through July 29, 2005 at 888-203-1112 or 719-457-0820 for international callers, access code 8944515. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information, please visit www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the Company’s increased earnings expectations for the current fiscal year, the expected effective tax rate for the current fiscal year, the Company’s anticipated continued success in the final quarter of this fiscal year and into next year, and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS
	June 25, 2005	September 25, 2004
CURRENT ASSETS:
Cash and cash equivalents	$102,247	$68,335
Accounts receivable, net	54,044	48,409
Inventories	41,684	40,174
Prepaid expenses and other current assets	8,924	9,135

Total current assets	206,899	166,053

Property and equipment, net	33,934	32,877
Intangible assets, net	5,428	6,251
Goodwill	6,285	6,285
Other assets, net	6,659	285

	$259,205	$211,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
	June 25, 2005	September 25, 2004
CURRENT LIABILITIES:
Current portion of note payable	$472	$475
Accounts payable	15,742	10,546
Accrued expenses	27,237	20,970
Deferred revenue	17,194	13,013

Total current liabilities	60,645	45,004

Notes payable, net of current portion	118	472

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized - 30,000 shares Issued – 22,010 and 20,585 shares, respectively	220	206
Capital in excess of par value	162,941	149,452
Retained earnings	36,976	18,196
Cumulative translation adjustment	(1,231)	(1,115)
Treasury stock, 45 shares at cost	(464)	(464)

Total stockholders’ equity	198,442	166,275

	$259,205	$211,751

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
REVENUES	$74,053	$59,225	$209,466	$164,756

COSTS AND EXPENSES:
Cost of revenues	43,963	37,039	128,395	102,556
Research and development	5,100	4,143	14,292	12,296
Selling and marketing	8,748	7,554	25,294	24,435
General and administrative	6,791	7,062	20,263	18,135

	64,602	55,798	188,244	157,422

Income from operations	9,451	3,427	21,222	7,334

Interest income	640	125	1,362	349

Interest expense/other income (expense)	67	(54)	(4)	(412)

Income before provision for income taxes	10,158	3,498	22,580	7,271

Provision for income taxes	2,000	173	3,800	317

Net income	$8,158	$3,325	$18,780	$6,954

Net income per common and common equivalent share:
Basic	$0.37	$0.16	$0.89	$0.34

Diluted	$0.36	$0.15	$0.84	$0.33

Weighted average number of common shares outstanding:
Basic	21,839	20,359	21,205	20,183

Diluted	22,888	21,471	22,363	21,220